EXHIBIT 99.4

CONSENT OF HOULIHAN LOKEY FINANCIAL ADVISORS, INC.

September 15, 2011

PAETEC Holding Corp.

One Paetec Plaza

600 Willowbrook Office Park

Fairport, NY 14450

Windstream Corporation

4001 Rodney Parham Road

Little Rock, AK 72212

Re:	Proxy Statement/Prospectus of PAETEC Holding Corp. (“PAETEC”)/Windstream Corporation (“Windstream”) which forms part of Amendment No. 1 to the Registration Statement on Form S-4 of Windstream (File No. 333-176565) (the “Registration Statement”)

Dear Ladies and Gentlemen:

Reference is made to our opinion letter (“opinion”), dated July 31, 2011.

Our opinion was provided for the information and assistance of the Board of Directors of PAETEC in connection with its evaluation of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. We understand that PAETEC and Windstream have determined to include our opinion in the Proxy Statement/Prospectus that forms a part of the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion in the above-referenced Registration Statement under the captions “Summary—Opinion of Houlihan Lokey Financial Advisors, Inc.,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the PAETEC Board; PAETEC’s Reasons for the Merger,” “The Merger—Opinion of Houlihan Lokey Financial Advisors, Inc.,” “The Merger—Financial Forecasts of PAETEC’s Management,” “The Merger Agreement—Representations and Warranties,” and to the inclusion of our opinion in the Proxy Statement/Prospectus included in the Registration Statement, appearing as Annex E to such Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Proxy Statement/Prospectus within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Houlihan Lokey Financial Advisors, Inc.

HOULIHAN LOKEY FINANCIAL ADVISORS, INC.